Exhibit j(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 79 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity Small Cap Selector (formerly Fidelity Commonwealth Trust: Fidelity Small Cap Selector), of our report dated June 5, 1998 on the financial statements and financial highlights included in the April 30, 1998 Annual Report to Shareholders of Fidelity Capital Trust: Fidelity Small Cap Selector.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

/s/PricewaterhouseCooper LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
December 20, 1999